UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2009

ARGAN, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-31756	13-1947195
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Church Street, Suite 201, Rockville, MD	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 315-0027

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d) Appointment of Director.

Effective April 7, 2009, Argan, Inc. (the “Company”) appointed Cynthia Flanders as a new director to the Board of Directors of the Company (the “Board”). Ms. Flanders’ appointment increases the number of Board members to eight.

Ms. Flanders, 55, held a series of positions of increasing responsibility with Bank of America and its predecessor organizations (the “Bank”) from 1975 through 2009. Most recently, she served as the Global Commercial Banking Executive for the Bank’s Mid-Atlantic region overseeing eight commercial banking markets and over 80 client teams delivering a full array of financial services to over 6,000 small, middle market and micro cap clients in South/Central New Jersey, Pennsylvania, Delaware, Maryland, Virginia and the District of Columbia.

From 2000 to 2008, as a Commercial Market Executive, Ms. Flanders led twelve client management teams covering middle market clients and prospects throughout the Washington, DC metropolitan area.

In addition to spending over 20 years in commercial banking, Ms. Flanders also worked in the consumer banking, operations and finance organizations of the Bank. She is an NASD Registered Principal with Series 7, 24 and 63 securities licenses.

Ms. Flanders received a BS degree from the University of Maryland, RH Smith School of Business, graduating summa cum laude, and a MBA, also from the RH Smith School of Business. She was formerly the President of the University of Maryland Alumni Association, currently serves on its Finance Committee, and is active in various civic and community affairs including serving on the Board of the Boys and Girls Club of Greater Washington.

The Bank has made loans to the Company. We believe that the loans were made in the ordinary course of the Bank’s business, that they were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and that they did not involve more than the normal risk of collectibility for the Bank or present it with other unfavorable features.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGAN, INC.

Date: April 13, 2009

By: /s/ Arthur F. Trudel
Arthur F. Trudel, Senior Vice President and
Chief Financial Officer